U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                  FORM 12b-25

  / / Form 10-K / / Form 20-F / / Form 11-K /X/ Form 10-Q / / Form N-SAR
           For Period Ended:  April 30, 1997
           / / Transition Report on Form 10-K
           / / Transition Report on Form 20-F
           / / Transition Report on Form 11-K
           / / Transition Report on Form 10-Q
           / / Transition Report on Form N-SAR
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           Nothing in this form shall be construed to imply that the
      Commission has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
    Not Applicable

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  Part I - Registrant Information
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  Full Name of Registrant:  DAKOTA GROWERS PASTA COMPANY
  Former Name if Applicable:
    Not Applicable
  Address of Principal Esecutive Office (Street and Number)
    ONE PASTA AVENUE, CARRINGTON, NORTH DAKOTA  58421
    (City, State and Zip Code)
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  Part II - Rules 12-b-25(b) and (c)
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  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. Check box if appropriate /X/

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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  Part III - Narrative
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  State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K,
  10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

    Untimely illness of individual responsible for preparation of significant portions of report.
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  Part IV - Other Information
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    (1)  Name and telephone number of person to contact in regard to this notification

  Thomas Friezen                           (701)          652-2855
     (Name)                             (Area Code)  (Telephone Number)


    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                              Yes  /X/          No  / /

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                              Yes  / /          No  /X/

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                        DAKOTA GROWERS PASTA COMPANY
                (Name of Registrant as specified in charter)

Date:  June 16, 1997                   by   /s/ Thomas P. Friezen
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                                       Thomas P. Friezen (Vice President,
                                       Finance and Principal Financial
                                       and Accounting Officer)